Exhibit 10.v
2100 Highway 55
Medina, MN 55340-9770
763-542-0509

February 9, 2016

Bob Mack
XXXXXXXXXXXX
XXXXXXXXXXX, XX XXXXX

Dear Bob:

On behalf of Polaris Industries Inc. (“Polaris” or “Company”), I am pleased to offer you the position of SVP, Corporate Development and Strategy and President, Adjacent Markets.

I.	Title and reporting relationship
Your title is SVP, Corporate Development and Strategy and President, Adjacent Markets. You will report to the Chairman & CEO.

II.	Date of Employment
Your employment date will be April 1, or sooner if possible. This will be the effective date for cash incentives and equity awards as set forth below.

III.	Base Salary
Your annual base salary will be $400,000 paid bi-weekly. Your salary will be reviewed annually, subject to the approval of the Compensation Committee of the Board of Directors. Your salary review date for 2017 will be April 1.

IV.	Cash Incentive Compensation
You will be a “B1” Level (Company officer) under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company. Your target payout for the Senior Executive Annual Incentive Plan will be 80% of eligible earnings paid during a year, subject to adjustments by the Compensation Committee of the Board of Directors.

For the 2016 performance period, paid out in 2017, you will be guaranteed a minimum of $320,000 subject to your continued employment.

V.	Sign-on Bonus
In Lieu of your relocation and to supplement your base salary, you will receive a $100,000 lump sum bonus to be paid as soon as administratively feasible following your start date.

In the event of your voluntary termination of employment within twenty-four (24) months from the start of your employment, in signing this letter you agree to immediately reimburse the Company this signing bonus on a prorated basis, determined at the rate of 1/24th of the signing bonus amount for each uncompleted full month of employment.

VI.	Long Term Incentive Plan (LTIP)
You will participate in the LTIP for Officers which is a 3 year performance cycle. Your first LTIP award of performance restricted stock units (“PRSUs”) will be granted effective on your start date and will cover the performance cycle January 1, 2016 through December 31, 2018. The performance metrics for the LTIP are determined each year by the Compensation Committee of the Board of Directors during the January meeting. The target incentive opportunity will be expressed as a percentage of your total long term incentive (“LTI”) which for 2016 is targeted to be $750,000, prorated based on your hire date. You will receive a PRSU award equal to 20% of your prorated target LTI value, this equates to approximately $150,000 as determined using the closing stock price on your date of hire.

This award is subject to all the terms and conditions of the award agreement and the Polaris Industries Inc. 2007 Omnibus Incentive Plan

VII.	Stock Options
You will be granted options to purchase Polaris Common stock equal to 80% of your prorated target 2016 LTI value. This equates to approximately $600,000 as determined using the closing stock price on your hire date and Black Scholes valuation. The options will have an exercise price equal to the closing price of Polaris stock on the grant date. The shares will vest in two equal installments on the second and fourth anniversaries of the grant date, subject to your continued employment.

This award is subject to all the terms and conditions of the award agreement and the Polaris Industries Inc. 2007 Omnibus Incentive Plan.

VIII.	Restricted Stock Units
You will be granted 3,000 restricted stock units effective on your start date. One-half of the units will vest on the first anniversary of the grant date and one-half will vest on the second anniversary of the grant date, subject to your continued employment. This is intended as a buyout of your current unvested, in-the-money equity with a similar vesting schedule.

IX.	Special Grant of Restricted Stock Units
As part of a strategy to replace the projected future value of your Key Management Plan, you will be granted 20,000 restricted stock units on your start date. The units will vest on the third anniversary of the grant date, subject to your continued employment. The remaining projected balance of your Key Management Plan is expected to be accounted for by virtue of the aggregated annual equity grant difference between your current plan and the Polaris plan.

X.	Defined Benefit Replacement
In the event that the value of 20,000 shares of Polaris common stock (as adjusted for any stock splits or other equity restructurings) is less than or equal to $3.5M on the date you attain age 55 and assuming continued employment until that time, Polaris will pay you in cash the difference between $3.5M and the value of 20,000 shares. The value for these purposes will be determined using the closing market price of Polaris common stock on the date you attain age 55.

XI.	Benefits & Perquisites
You will be eligible to participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executives. The benefits and perquisites are subject to change by the Compensation Committee and at present include medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation, and a country club membership (tax gross-ups are not provided for club initiation and dues or financial planning and tax preparation). Additionally, you will have the use of Polaris’ products in accordance with Polaris’ guidelines. You will also be eligible for an annual physical examination at the Mayo Clinic paid for by Polaris. A summary of the current benefits is enclosed as Exhibit A.

XII.	Severance Agreement
When you begin employment with Polaris, Polaris will enter into a Severance Agreement with you.

XIII.	Ownership Guidelines and Section 16 Reporting Obligations
Polaris has established stock ownership guidelines for the Board of Directors and Company officers. The guidelines require executive officers to own a designated number of shares of the Company’s Common Stock. As SVP, Corporate Development and Strategy you will be required to own 2x your base salary.

Remember, all your transactions in Polaris securities are subject to Polaris’ Insider Trading Policy.

As an officer of Polaris you are also subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, and will be required to file reports with the SEC disclosing your holdings and transactions in Polaris’ equity securities. The Company will assist you in preparing and filing these reports with the SEC on a timely basis. Before engaging in any transaction in Polaris securities you must pre-clear the transaction with the Chief Financial Officer. All transactions must be reported within two days.

Your employment with Polaris is at will and nothing in this offer letter should be construed as altering that status.

This offer is contingent on your execution and return of the enclosed Non-Competition and Non-Solicitation Agreement before your first day of employment.  On or around your first day of employment, you will also be required to execute Polaris’ Employee Proprietary Information and Conflict of Interest Agreement.

This offer is contingent on approval of the Polaris Compensation Committee of the Board of Directors. For clarification and the protection of both you and the Company, this letter, including the exhibits (and any ancillary agreements based on such exhibits), represents the sole agreement between the parties.

This offer also remains contingent upon verification of employment eligibility pursuant to regulations issued under the Immigration Reform and Control Act of 1986 and satisfactory completion of a drug and alcohol test paid by Polaris. We will arrange for this test once you have agreed to the terms of this offer.

Bob, we are very excited to have you join the Polaris team. We believe you can make a huge impact in the coming years and develop in several areas that will position you very well for the long term. Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment. If you agree to this offer, which remains in effect through Friday, February 12, 2016 please sign and return to Jim Williams at 2100 Highway 55, Medina, MN 55340.

Very truly yours,
/s/ Scott W. Wine
Scott Wine
Chairman & CEO

Accepted and Confirmed:
Date: 2/12/2016
/s/ Bob Mack
Bob Mack